Exhibit 99.1

OncoMed Pharmaceuticals Announces Third Quarter 2014 Financial and Operating Results

Raises Year-End Cash Balance Guidance to Over $225 Million from $215 Million

Management to Host Call at 4:30 pm ET to Discuss Quarter and Pipeline Advances

REDWOOD CITY, Calif. – November 4, 2014 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage company developing novel therapeutics that target cancer stem cells (CSCs), or tumor-initiating cells, today reported financial results and reviewed corporate events for the quarter ended September 30, 2014.

“The third quarter was characterized by excellent progress across our clinical and preclinical portfolio. We initiated the first of four planned randomized Phase 2 clinical trials, re-initiated our Wnt program clinical trials and reported positive safety and encouraging efficacy data from Phase 1b clinical trials of demcizumab and tarextumab. More recently, our anti-RSPO3 antibody program has been designated as a clinical candidate, triggering a $2.5 million payment from Celgene. Also, we filed an IND application for our anti-DLL4/anti-VEGF bispecific antibody, and we expect to begin patient enrollment in late 2014 or early 2015,” said OncoMed’s Chairman and Chief Executive Officer, Paul J. Hastings. “In the coming weeks, we will report Phase 1a clinical data for our biomarker-driven anti-Notch1 antibody program in an oral plenary session at the EORTC-NCI-AACR meeting, and we anticipate commencing additional Phase 2 studies for tarextumab and demcizumab. OncoMed continues to execute on clinical, research and business milestones, and through prudent cash management and achievement of milestones, we are raising our year-end cash balance guidance to over $225 million from more than $215 million.”

Recent Business Highlights

•	Initiated the Phase 2 component of the ALPINE clinical trial for tarextumab (Anti-Notch 2/3, OMP-59R5) in combination with gemcitabine plus Abraxane® (paclitaxel protein-bound particles for injectible suspension) (albumin bound) in patients with previously untreated stage IV pancreatic cancer. This initiation resulted in recognition of $11 million in deferred revenue from OncoMed’s collaboration with GlaxoSmithKline. This is the first of several planned randomized placebo-controlled proof-of-concept clinical studies for OncoMed’s anti-cancer stem cell product candidates.

•	Presented clinical trial data from four Phase 1b studies at the European Society of Medical Oncology (ESMO) Congress 2014. These data support randomized Phase 2 clinical trials, which are expected to commence in the fourth quarter 2014 or first quarter 2015.

•	Poster discussion session featured Phase 1b clinical data for demcizumab (anti-DLL4, OMP-21M18) in combination with gemcitabine plus Abraxane in patients with first-line pancreatic cancer. Demcizumab, in combination with standard-of-care chemotherapy, was well tolerated. Among 22 evaluable patients who received the demcizumab + gemcitabine + Abraxane combination, nine (41%) achieved partial responses and 10 had stable disease as measured by RECIST criteria, resulting in an overall clinical benefit rate of 86 percent. Of note, truncated dosing of demcizumab resulted in no moderate to severe cardiopulmonary toxicity.

•	Presented demcizumab Phase 1b data in non-small cell lung cancer (NSCLC) patients. Demcizumab in combination with pemetrexed and carboplatin was generally well tolerated in 39 chemotherapy-naïve NSCLC patients evaluable for safety. Of 33 patients evaluable for efficacy, one (3%) had a complete response, 15 (45%) had a partial response and 13 (39%) had stable disease per RECIST criteria. The overall clinical benefit rate was 88 percent. Truncated dosing of demcizumab appears to prevent cardiopulmonary toxicities while maintaining efficacy.

•	Presented data from the Phase 1b ALPINE clinical trial of tarextumab in combination with gemcitabine and Abraxane. The three-drug combination was generally well tolerated and pharmacokinetics for tarextumab were not impacted by co-administration with standard of care. Of 29 evaluable patients for radiographic response ten patients achieved partial response and fourteen achieved stable disease, for an overall disease control rate of 83 percent.

•	Updated tarextumab Phase 1b PINNACLE data in patients with small cell lung cancer. Tarextumab was well tolerated in combination with etoposide and cisplatin. Of sixteen patients evaluable for efficacy, thirteen achieved partial responses (81.3%) and the remaining three patients achieved stable disease for a clinical benefit rate of 100 percent.

•	Recently designated anti-RSPO3 antibody (OMP-131R10) as a clinical candidate under OncoMed’s collaboration with Celgene Corporation, triggering a $2.5 million program designation payment. An Investigational New Drug (IND) application for anti-RSPO3 is planned for early 2015.

•	Filed an IND with the U.S. Food and Drug Administration (FDA) for anti-DLL4/anti-VEGF (OMP-305B83), a bispecific antibody based on OncoMed’s proprietary antibody platform. Enrollment in a Phase 1a clinical study of anti-DLL4/anti-VEGF is expected to begin as soon as late 2014 or early 2015.

•	Announced upcoming presentations at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics Meeting being held November 18-21, 2014 in Barcelona, Spain:

•	Data from the anti-Notch1 antibody Phase 1a clinical trial in solid tumors will be presented in an oral plenary session

•	A poster presentation of preclinical and clinical biomarker data from the demcizumab program in pancreatic cancer

•	A poster presentation of biomarker analysis of tarextumab Notch pathway modulation from the ALPINE Phase 1b clinical study in pancreatic cancer

•	Achieved a $2.0 million milestone in September for the preclinical advancement of the first small molecule Wnt pathway inhibitor under OncoMed’s collaboration with Bayer Pharma AG.

•	Granted composition-of-matter and use patent in U.S. for anti-DLL4/anti-VEGF (U.S. Patent No. 8,858,941).

•	Completed the submission of protocol amendments to the FDA for the vantictumab (Anti-Fzd7, OMP-18R5) and ipafricept (anti-FZD8, OMP-54F28) Phase 1a and 1b clinical trials. The FDA concurred with the company’s proposed risk mitigation strategies and the partial clinical holds on both programs were removed in less than 90 days.

Third Quarter 2014 Financial Results

Revenues for the third quarter 2014 totaled $19.0 million, as compared to $12.9 million in the third quarter of 2013. The increase over the same period in 2013 was primarily due to recognition of GSK and Celgene collaboration revenues, partially offset by a decrease in Bayer collaboration revenue due to a milestone achieved in the 2013 third quarter period.

Research and development (R&D) expenses for the third quarter 2014 were $21.0 million compared with $13.1 million for the same period in 2013. Increases in R&D expenditures during the third quarter were mainly attributable to an increase in program costs associated with the advancement of OncoMed’s clinical-stage product candidates and preclinical pipeline, as well as increased personnel expenses.

General and administrative (G&A) expenses for the third quarter 2014 were $3.5 million, compared to $3.2 million for the same period in 2013. Third quarter 2014 G&A costs increased over the same period in 2013 due to employee-related expenses.

Net loss for the third quarter 2014 was $5.5 million ($0.18 per share) compared to $3.5 million ($0.15 per share) for the same period of 2013. Total third quarter 2014 expenses include $2.4 million in non-cash charges related to stock-based compensation and depreciation expenses.

Cash, cash equivalents and short-term investments totaled $247.9 million as of September 30, 2014, compared to $266.3 million as of June 30, 2014.

Anticipated Fourth Quarter and Year End 2014 Milestones

Upcoming milestones include the following:

•	Initiate the randomized Phase 2 portion of the PINNACLE clinical trial of tarextumab in small cell lung cancer

•	Initiate the randomized Phase 2 clinical program for demcizumab

•	Present plenary and poster sessions on clinical and preclinical data at the 26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics meeting

•	End the year with over $225 million in cash, updated from previous guidance of over $215 million

Conference Call Today

OncoMed management will host a conference call today beginning at 1:30 pm PT/4:30 pm ET to review third quarter results and pipeline progress.

The press release and an audio-only webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. The web broadcast of the conference call will be available for replay through November 11, 2014.

Analysts and investors can participate in the conference call by dialing 855-420-0692 for domestic callers and 484-756-4194 using the conference ID# 27012743.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel therapeutics targeting cancer stem cells (CSCs). OncoMed has five anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), anti-Notch1 (OMP-52M51), vantictumab (anti-FZD7, OMP-18R5), and ipafricept (FZD8-Fc, OMP-54F28), which target key cancer stem cell signaling pathways including Notch and Wnt. In addition, OncoMed has filed an Investigational New Drug (IND) application for its anti-DLL4/anti-VEGF bispecific antibody (OMP-305B83) and plans to file an IND application for anti-RSPO3 (OMP-131R10) in early 2015. OncoMed is also pursuing discovery of additional novel anti-CSC and cancer immunotherapy product candidates. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). Additional information can be found at the company’s website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations regarding the ability of OncoMed to advance its research pipeline, including its discovery and preclinical pipeline; the ability of OncoMed to advance its anti-CSC product candidates in development, including the advancement of demcizumab into Phase 2 clinical trials, the advancement of tarextumab into the Phase 2 portion of PINNACLE, and the advancement of anti-DLL4/anti-VEGF into a Phase 1a clinical trial; the timing of initiation of the Phase 2 clinical trials for tarextumab and demcizumab and the Phase 1a clinical trial for anti-DLL4/anti-VEGF; the efficacy of tarextumab against pancreatic cancer and small cell lung cancer; the efficacy of demcizumab against pancreatic cancer and non-small cell lung cancer; the tolerability of tarextumab and demcizumab at efficacious doses; the ability of truncated dosing of demcizumab to prevent cardiopulmonary toxicities; OncoMed’s ability to achieve its business milestones in the future, including its fourth quarter and year end milestones; the timing of an Investigational New Drug application filing for OncoMed’s anti-RSPO3 antibody; and the availability and timing of data from preclinical studies and ongoing clinical trials, including anti-Notch1 clinical trials. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; the risks and uncertainties of the regulatory approval process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s dependence on the development and marketing efforts of its partners for the commercial success of its partnered product candidates; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to validate, develop and obtain regulatory approval for companion diagnostics; OncoMed’s ability to achieve market acceptance and commercial success of its product candidates once regulatory approval is achieved; OncoMed’s ability to discover, develop and commercialize additional product candidates; the ability of competitors to discover, develop or commercialize competing products more quickly or more successfully; OncoMed’s dependence on its Chairman and Chief Executive Officer, its Chief Scientific Officer, its Chief Medical Officer and other key executives; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate OncoMed’s patents or proprietary rights; and the ability of OncoMed’s proprietary rights to protect its technologies and product candidates. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC) on March 18, 2014, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 8, 2014, OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 7, 2014, and OncoMed’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the SEC on November 4, 2014.

Contact:

OncoMed Pharmaceuticals

Michelle Corral

Investor Relations and Corporate Communications

michelle.corral@oncomed.com

(650) 995-8373

Shari Annes

Annes Associates

shari.annes@oncomed.com

(650) 888-0902

ONCOMED PHARMACEUTICALS, INC.

Statement of Operations

(Unaudited)

(Amount in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Collaboration revenue	$19,015	$12,439	$31,044	$17,317
Collaboration revenue—related party	—	493	—	1,478

Total revenue	19,015	12,932	31,044	18,795
Operating expenses:
Research and development	21,000	13,126	55,876	33,176
General and administrative	3,515	3,175	10,167	7,111

Total operating expenses	24,515	16,301	66,043	40,287

Loss from operations	(5,500)	(3,369)	(34,999)	(21,492)
Interest and other income (expense), net	49	(117)	82	(235)

Net loss before provision for income taxes	(5,451)	(3,486)	(34,917)	(21,727)
Income tax expense	(35)		(37)

Net loss	$(5,486)	$(3,486)	$(34,954)	$(21,727)

Net loss per common share, basic and diluted	$(0.18)	$(0.15)	$(1.18)	$(2.55)
Shares used to compute net loss per common share, basic and diluted	29,773,385	23,178,924	29,607,085	8,532,470

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	September 30, 2014	December 31, 2013
Cash, cash equivalents and short-term investments	$247,873	$316,194
Prepaid and other assets	21,067	17,491

Total assets	$268,940	$333,685

Deferred revenue	$154,885	$183,930
Other liabilities	24,632	31,633
Stockholders’ equity	89,423	118,122

Total liabilities and stockholders’ equity	$268,940	$333,685

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